As filed with the Securities and Exchange Commission on August 29, 2014

Registration No. 333-188708

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUSSER HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	01-0864257
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

4525 Ayers Street

Corpus Christi, TX 78415

(Address of Principal Executive Offices)

SUSSER HOLDINGS CORPORATION 2013 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Thomas P. Mason

Senior Vice President, General Counsel and Secretary

Susser Holdings Corporation

3738 Oak Lawn Avenue

Dallas, TX 75219

(Name and Address of agent for service)

(214) 981-0700

(Telephone Number, including Area Code, of agent for service)

Copy to:

W. Matthew Strock

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

(713) 758-2222

DEREGISTRATION OF SECURITIES

On May 20, 2013, the Registrant filed with the Securities and Exchange Commission a registration statement on Form S-8, Registration No. 333-188708 (the “Registration Statement”), for the issuance of 1,750,000 shares of common stock, par value $0.01 per share (the “Common Stock”) under the Susser Holdings Corporation 2013 Equity Incentive Plan.

On August 29, 2014, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 27, 2014 (the “Merger Agreement”), by and among the Registrant, Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., Heritage Holdings, Inc., Drive Acquisition Corporation (“Merger Sub”) and, for limited purposes set forth therein, Energy Transfer Equity, L.P., Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger. As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the shares of Common Stock registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration the shares of Common Stock registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on August 29, 2014.

SUSSER HOLDINGS CORPORATION

By:	/s/ Mary E. Sullivan
Name:	Mary E. Sullivan
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Robert W. Owens Robert W. Owens	Chief Executive Officer (Principal Executive Officer)	August 29, 2014

/s/ Mary E. Sullivan Mary E. Sullivan	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 29, 2014

/s/ Kelcy Warren Kelcy Warren	Director	August 29, 2014

/s/ Martin Salinas, Jr. Martin Salinas, Jr.	Director	August 29, 2014